Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS   RELEASE

ZAZA ENERGY CORPORATION ANNOUNCES CLOSING OF SECOND EAGLEBINE/EAGLE FORD EAST TRANSACTION WITH JV PARTNER

HOUSTON, TX (October 21, 2013) - ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ: ZAZA) today announced that it has closed the previously announced transaction with its joint venture partner by executing a Third Amendment and Second Restatement of Joint Exploration and Development Agreement (the “Agreement”), to further develop and expand its Eaglebine/Eagle Ford East assets.

Pursuant to the terms of the Agreement, ZaZa received a total of $17.8 MM net cash plus production interests in 23 wells with a PDP present value of approximately $17 MM based on an independent reserves report.  In addition, the Company received a 25% working interest in approximately 19,000 net additional Eaglebine/Eagle Ford East acres, while retaining approximately 12,300 net wholly-owned acres in Phase III under the original agreement. This transaction brings the joint venture’s current total land position to approximately 110,000 net acres.

TRANSACTION HIGHLIGHTS

•                  Acceleration of Phase II.  ZaZa’s joint venture partner has elected into Phase II ahead of the schedule set forth in the original agreement.  As consideration for the Phase II election, ZaZa received at the closing (i) $17 MM in cash consideration and (ii) interests in 15 of its venture partner’s wells outside of the AMI line (the “Additional Wells”) with a PDP present value of approximately $3 MM based on an independent reserves report.  In addition to the preceding, ZaZa will receive 100 percent carry consideration for one (1) vertical well completion and two (2) horizontal well completions and up to a $1.25 MM credit towards miscellaneous land or operational expenses.  In return, ZaZa will assign to its joint venture partner approximately 20,000 net Phase II acres.  To complete its former obligation in respect of the third well under Phase I of the Agreement, our counterparty also will pay for an additional $1.5 million of ZaZa’s costs for one or more additional vertical wells and has provided a further $1.5 million cash payment to ZaZa.

•                  Acceleration of Phase III.  As consideration for the assignment of approximately 7,800 net former Phase III acres, ZaZa received further interests in the Additional Wells with an incremental PDP present value of approximately $11 MM based on an independent reserves report, for a total PDP present value in these wells of approximately $14 MM.  After closing, ZaZa retains approximately 12,300 net Phase III acres, and its joint venture partner has the option to elect into some or all of this acreage on or before January 31, 2014 by making a further cash payment to ZaZa.  The original agreement called for a Phase III election by January 31, 2015.

•                  Acreage and Production Exchange.  In addition, the Company’s joint venture partner assigned to ZaZa (i) a 25 percent working interest in approximately 19,000 net additional acres acquired by its venture partner in the Agreement’s AMI and (ii) related AMI interests in multiple producing wells with a PDP present value of approximately $3 MM.  The Company also expects additional production in the near future from two (2) recently drilled wells, in various stages of completion, within this newly assigned acreage.  In return for the 25 percent working interest and immediately available production, ZaZa paid approximately $700,000 and assigned a 75 percent working

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interest in approximately 18,500 net acres of its retained acreage position in Walker and Madison Counties, Texas.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine/Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “forecasts” and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See “Risk Factors” in our 2012 Form 10-K and 2013 First and Second Quarter Form 10-Q filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-266-0191

jmorakis@jmrww.com